UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 14, 2009

RED HAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33162	06-1364380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of principal executive offices)	(Zip Code)

(919) 754-3700

(Registrant’s telephone number, including area code.)

N/A

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A. 2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In January 2004, Red Hat, Inc. (the “Company”) issued $600 million of its 0.50% Convertible Senior Debentures due 2024 (the “Debentures”) pursuant to the terms of the Indenture, dated as of January 12, 2004, between the Company and U.S. Bank Trust National Association, as Trustee (the “Indenture”). The Debentures mature on January 15, 2024 and bear interest at a rate of 0.50% per annum, payable semiannually on January 15 and July 15 of each year. The Debentures are senior unsecured obligations and are convertible into shares of the Company’s common stock under certain circumstances prior to maturity at a conversion rate of 39.0753 shares per $1,000 of principal amount (which represents a conversion price of approximately $25.59 per share), subject to adjustment under certain conditions. The Company may redeem the Debentures, in whole or in part, in cash at any time on or after January 15, 2009. Holders of the Debentures may require the Company to redeem the Debentures, in whole or in part, in cash on January 15 of 2009, 2014 and 2019. As a result of the Company’s repurchase of Debentures pursuant to previously announced repurchase programs, approximately $285.5 million in principal amount of Debentures were outstanding at November 30, 2008.

As of 5:00 p.m. Eastern time on January 14, 2009, the Company had received from holders of Debentures notices demanding the repurchase by the Company of approximately $285.0 million aggregate principal amount of Debentures. In accordance with the terms of the Indenture, on January 15, 2009, the Company paid to these holders a purchase price in cash equal to 100% of the principal amount of Debentures plus accrued and unpaid interest to the payment date. The Company paid the aggregate purchase price using cash on hand. Following this payment, there were $535,000 aggregate principal amount of Debentures that remained outstanding.

On January 21, 2009, the Company instructed the Trustee to give notice to the holders of the Debentures that the Company has elected to redeem on February 24, 2009 (the “Redemption Date”) 100% of the aggregate principal amount of Debentures at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the Redemption Date, payable in cash (the “Redemption Price”).

The Debentures may be converted at any time prior to 5:00 p.m. Eastern time on February 23, 2009, the business day preceding the Redemption Date. Holders who want to convert their Debentures must satisfy the requirements set forth in Article XII of the Indenture. As stated above, the conversion rate is 39.0753 shares per $1,000 of principal amount (which represents a conversion price of approximately $25.59 per share).

The Debentures must be surrendered to the paying agent to collect the Redemption Price. The paying agent is U.S. Bank Trust N.A., U.S. Bank West Side Flats Operations Center, 60 Livingston Avenue, St. Paul, Minnesota 55107.

The Indenture (to which the form of Debenture is attached) is attached hereto as Exhibit 4.1 and incorporated herein by reference. A copy of the press release issued by the Company on January 15, 2009, announcing the repurchase of $285.0 aggregate principal amount of Debentures is furnished as Exhibit 99.1 hereto.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 15, 2009, the Company and Matthew J. Szulik, Chairman of the Company’s Board of Directors, mutually agreed to extend the term of his Non-Executive Chairman Agreement, dated as of February 28,

2008 (the “Chairman Agreement”), for an additional fiscal year. As extended, the term will expire on February 28, 2010, and may be further extended upon the mutual agreement of Mr. Szulik and the Company. In accordance with the terms of the Chairman Agreement, Mr. Szulik will be entitled to receive annual cash compensation of $250,000 per year in lieu of director fees and other compensation paid to other non-employee directors of the Company.

The Chairman Agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 15, 2009, the Company, a Delaware corporation, amended and restated its bylaws (the “Bylaws”). The following briefly describes the major changes to the Bylaws.

1. Section 1.1 was revised to permit the Chief Executive Officer, in addition to the Chairman, the Board of Directors of the Company (the “Board”) and the President, to designate the place of stockholder meetings.

2. Section 1.3 relating to special meetings of stockholders was revised to further clarify who can call a special meeting and what business can be conducted at a special meeting. The Section was also amended to explicitly state the ability of the Board to postpone or reschedule special meetings.

3. Section 1.6 and Section 1.7 (relating to quorum at stockholders’ meetings and adjournment of stockholders’ meetings) have been modified to provide that both the chairman and the holders of a majority of the voting power of the shares of stock entitled to vote who are present are permitted to adjourn stockholders’ meetings, whether or not a quorum is present at such meeting. Section 1.6 has also been revised to provide that the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote at the meeting shall constitute a quorum (rather than a majority of the outstanding number of shares of capital stock, as previously provided).

4. Section 1.8 relating to voting and proxies was revised to delete references to stockholders acting by written consent given that the Company’s Certificate of Incorporation (the “Charter”) does not permit stockholders to take action by written consent.

5. Section 1.9 relating to action at stockholders’ meetings has been revised to provide that the vote of the holders of at least a majority of the voting power of the stock present or represented at the meeting is required for stockholder action (rather than a majority of the outstanding number of shares of capital stock, as previously provided).

6. Section 1.10 relating to the ability of a stockholder to introduce business and nominate directors at an annual meeting of stockholders was revised and expanded. Among other things:

•

The changes require a stockholder making a proposal to provide more information about itself, related persons and persons acting in concert with such stockholder. The changes include a change to the timing of the advance notice period during which a stockholder must notify the Company of its intention to introduce business at an annual meeting. As a result of this change, pursuant to the Bylaws, proposals by stockholders intended to be presented at the 2009 annual meeting of stockholders (other than proposals to be included in the Company’s proxy statement for the 2009 annual meeting pursuant to Rule 14a-8, for which the time period has not changed), must be received by the Secretary of the Company at its principal executive offices not earlier than Tuesday, March 17, 2009 and not later than the close of business on Thursday, April 16, 2009. Previously the period was between February 8, 2009 and March 10, 2009.

•

The changes require a stockholder nominating a director to provide more information about the proposed nominee(s) and about itself and related persons. The changes also include a change to the timing of the advance notice period during which a stockholder must notify the Company of its intention to nominate a director at an annual meeting. As a result of this change, pursuant to the Bylaws, nominations by stockholders of persons for election of directors intended to be presented at the 2009 annual meeting of stockholders must be received by the Secretary of the Company at its principal executive offices not earlier than Tuesday, March 17, 2009 and not later than the close of business on Thursday, April 16, 2009. Previously the period was between February 8, 2009 and March 10, 2009.

7. Section 1.11 (related to stockholder action by written consent) was deleted in its entirety given that the Company’s Charter already states that stockholders cannot act by written consent.

8. Section 4.2 relating to certificates of stock was revised and expanded. The changes clarify that the Company may issued uncertificated shares. Additionally, language has been included which tracks Section 151 of the Delaware General Corporation Law, which sets forth requirements with respect to the form of certificated shares.

9. Section 4.3 relating to the transfer of shares was revised to clarify that transfers of the Company’s stock shall be made only on the books of the Company and that the transfer of certificated shares may only be made upon the surrender of certificates representing such shares to the Company or its transfer agent.

10. Section 6.2 (relating to stockholder amendments of the Bylaws) was revised to provide that the vote of at least 75% of the voting power of all of the then outstanding shares of capital stock is required to amend the Bylaws (rather than 75% of the outstanding number of shares of capital stock, as previously provided).

11. Section 7.5 relating to expense advance was revised to clarify that the advancement of expenses incurred in defending any pending or threatened legal proceedings must be advanced to both current and former directors and officers. Revisions have also been made to make the reimbursement of expenses mandatory, not just permissible.

12. Section 7.11 relating to continuation of indemnification was deleted and replaced with language that provides that the rights conferred upon directors and officers in Article VII vest at the time such individual becomes director or officer of the Company and that such rights are contract rights.

In addition, certain other changes were made to the Bylaws. The foregoing brief description is qualified by reference to the copy of the amended and restated bylaws attached hereto as Exhibit 3.1, which are incorporated by reference herein. The attached Bylaws are marked to show changes made. A clean copy of the Bylaws will be posted to the Company’s website at www.redhat.com under Corporate Governance.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Red Hat, Inc.

4.1+	Indenture, dated as of January 12, 2004, by and between the registrant, as issuer, and U.S. Bank Trust N.A., as trustee, for the 0.50% Convertible Senior Debentures due 2024, including the form of 0.50% Convertible Senior Debentures due 2024 attached thereto as Exhibit A (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed with the SEC on May 14, 2004 (File no. 000-26281))

10.1+	Non-Executive Chairman Agreement between Red Hat, Inc. and Matthew J. Szulik dated February 28, 2008 (incorporated by reference to Exhibit 10.41 to the registrant’s Annual Report on Form 10-K filed with the SEC on April 29, 2008 (File no. 001-33162))

99.1	Press Release dated January 15, 2009

+	Previously filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2009	RED HAT, INC.

	By:	/s/ Charles E. Peters, Jr.
	Name:	Charles E. Peters, Jr.
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of Red Hat, Inc.

4.1+	Indenture, dated as of January 12, 2004, by and between the registrant, as issuer, and U.S. Bank Trust N.A., as trustee, for the 0.50% Convertible Senior Debentures due 2024, including the form of 0.50% Convertible Senior Debentures due 2024 attached thereto as Exhibit A (incorporated by reference to Exhibit 4.4 to the registrant’s Annual Report on Form 10-K filed with the SEC on May 14, 2004 (File no. 000-26281))

10.1+	Non-Executive Chairman Agreement between Red Hat, Inc. and Matthew J. Szulik dated February 28, 2008 (incorporated by reference to Exhibit 10.41 to the registrant’s Annual Report on Form 10-K filed with the SEC on April 29, 2008 (File no. 001-33162))

99.1	Press Release dated January 15, 2009

+	Previously filed.